Exhibit 10.37

AMENDED AND RESTATED

URANIUM SUPPLY CONTRACT

BETWEEN

ITOCHU CORPORATION

AND

URI, INC.

EFFECTIVE AS OF MARCH 1, 2006

i

Preamble – Object of the Contract

This Amended and Restated Contract is for the sale of Uranium Concentrates and is made and entered into this        day of March, 2006, to be effective as of this 1st day of March 2006 (the “Effective Date”).

Between:                                              ITOCHU Corporation having its principal office at 5-1, Kita-Aoyama 2-chome, Minato-ku, Tokyo 107-8077, JAPAN (hereinafter in this Contract called “Buyer”) on the one part.

And:                                                                    URI, Inc., a wholly-owned subsidiary of Uranium Resources, Inc. ( hereinafter in this Contract called “Seller’s Parent Company”) and a corporation incorporated in the state of Delaware, and having its principal office at 650 South Edmonds Lane, Suite 108, Lewisville, TX, USA 75067 (hereinafter in this Contract called “Seller”) on the other part.

Each of Seller and Buyer is hereinafter referred to sometimes as a “Party” and collectively as the “Parties.”

RECITALS:

Whereas:                                            Seller and Buyer have heretofore entered into an Amended and Restated Uranium Supply Contract dated as of June 7, 2005, as amended by Amendment #1 dated December 28, 2005, and a second Uranium Supply Contract dated as of June 15, 2005 (copies of the originals of each of which having been initialled by the parties and identified as the contracts referenced hereby) (collectively the “Original Contracts”), pursuant to which Seller has agreed to sell to Buyer and Buyer has agreed to purchase Concentrates (as hereinafter defined) from Seller on the terms and conditions set forth therein;

Whereas:                                            Seller and Buyer desire to incorporate the Original Contracts and further amendments into one document by amending and restating the Original Contracts in their entirety to incorporate the amendments effected hereby;

Whereas:                                            The Parties have executed the Term Sheet regarding the establishment of a Joint Venture to produce uranium through in situ leach (ISL) mining at HRI’s Churchrock property in New Mexico (the “Churchrock Joint Venture”); and

Whereas                                               The Parties desire to amend the Original Contracts to provide for revised quantity, delivery and price terms, in accordance with the Term Sheet, prior to execution of the definitive agreements regarding the Churchrock Joint Venture.

Now in consideration of the mutual covenants and agreements herein contained it is hereby agreed as follows:

Article I – Definitions

1.1                       In this Contract unless the context otherwise requires:

(a)                                  “Agreed Rate” means a rate per annum that is equal to two percentage points (2%) in excess of the prime rate of interest per annum announced by JPMorganChase Bank, at New York, New York, as its prime rate of interest for U.S. Dollar commercial loans;

(b)                                 “Book Transfer” is the transfer of U3O8 in the records of the Converter from the Concentrates account of Seller to the Concentrates account of Buyer;

(c)                                  “Business Day” means a day other than a Saturday, Sunday and any other day on which commercial banks are authorized or required to close for business in Texas, New York, Tokyo, or (so long as any of Buyer’s executive, treasury or administrative functions with respect to this Agreement are conducted in Hong Kong) in Hong Kong;

(d)                                 “Concentrates” means natural uranium concentrates containing U3O8, which will be supplied from Texas Properties Owned by Seller;

(e)                                  “Contract” means this Contract as the same may be modified or amended from time to time in accordance with its terms and expressions “herein,” “hereto,” “hereunder,” “hereof” and similar expressions refer to in this Contract;

(f)                                    “Converter” means Honeywell International’s facility at Metropolis, Illinois, U.S.A.;

(g)                                 “Delivery Certificate” means a document including the information regarding delivery date, delivered quantity and origin by which the Converter confirms Book Transfer of Concentrates for the account of and on behalf of Buyer, and which has been signed by an authorised person of the Converter;

(h)                                 “Delivery Year” means the calendar year during which delivery of a quantity of Concentrates is made or scheduled to be made pursuant to this Contract;

(i)                                     “HRI” means Hydro Resources, Inc., a Delaware corporation and a subsidiary of Seller’s Parent Company;

(j)                                     “Joint Venture Agreement” shall mean the definitive agreements for the Churchrock Joint Venture;

(k)                                  “Kingsville Production” means all Concentrates, other than Vasquez Production, processed to U3O8 at the Kingsville Dome processing facility and whose source is Texas Properties Owned by Seller until operations are ceased and the processing facility is placed in decommissioned status by either or both U.S. Federal and State of Texas Authorities;

(l)                                     “Month” means calendar month;

(m)                               “Pound (lb)” means 1 pound avoirdupois;

(n)                                 “Production Certificate” shall mean a certificate prepared by Seller, for the purpose specified in Article 2.3, in certifying the final annual production for Kingsville Production, Rosita Production and Vasquez Production;

(o)                                 “Rosita Production” means all Concentrates, other than Vasquez Production, processed to U3O8 at the Rosita processing facility and whose source is Texas Properties Owned by Seller until operations of the processing facility are ceased and the processing facility is placed in decommissioned status by either or both U.S. Federal and State of Texas Authorities;

(p)                                 “Term Sheet” means the non-binding letter of intent signed by both the Parties effective March 2, 2006; and

(q)                                 “Texas Properties Owned by Seller” means properties located in Texas currently owned by Seller or Seller’s Parent Company or any of its subsidiaries and properties located in Texas acquired by any of them in the future, excluding any production from two large ranches, which Seller has identified to Buyer in a letter dated the date hereof and initialed by the parties as establishing the identity of such ranches;

(r)                                    “Specifications” means the requirements of the Converter in effect for each delivery of Concentrates in order to convert from U3O8 to UF6 without any penalty or surcharge or the like imposed by the Converter;

(s)                                  “U3O8” means natural triuranium octoxide, the quantity of the element uranium in Concentrates being established by assay and converted to U3O8 by multiplying the quantity of uranium by 1.1792;

(t)                                    “UF6” means natural uranium hexafluoride;

(u)                                 “Vasquez Production” means all Concentrates from the Vasquez mine located in Duval County, Texas operated by Seller that is processed to U3O8 at the Kingsville Dome processing facility or Rosita processing facility until operations at the Vasquez mine are ceased and the Vasquez mine is placed in decommissioned status by either or both U.S. Federal and State of Texas Authorities;

(v)                                 “Year” means a period of 12 consecutive calendar months commencing on 1st January and ending on 31st December and “Annual” has a corresponding meaning.

1.2                               The following general rules of construction and calculation shall apply to this Contract:

(a)                                            In this Contract, unless the contrary intention appears, words importing the singular shall include the plural and vice versa, and words importing any gender shall include any other gender;

(b)                                           In this Contract, unless the context requires otherwise, a reference to any statute, statutory rule or regulation shall means that which is amended or substituted if such is amended or substituted during the term of this Contract;

(c)                                            The Article headings shall not affect the interpretation of this Contract and are used solely for reference purposes;

(d)                                           In making calculations in accordance with the terms of this Contract, unless defined elsewhere, any figure shall be calculated to the nearest second decimal place. Whenever pursuant to this Contract a numerical figure is to be rounded or calculated to fewer digits than the number of digits available, then unless otherwise specified herein, the following procedures shall be applied;

(i)                                      If the first digit discarded is less than 5, the last digit retained shall not be changed;

(ii)                                   If the first digit discarded is equal to or greater than 5, the last digit retained shall be increased by 1.

Article II – Annual Quantities and Delivery Schedule of Concentrates

2.1                                 Commencing March 1, 2006 and subject to the terms and conditions of this Agreement, Seller shall deliver to Buyer, and Buyer shall purchase, quantities of Concentrates from each of the following sources (a) on a monthly basis, one half (50%) of Vasquez Production; (b) on a monthly basis, one-half (50%) of the Kingsville Production and (c) on a monthly basis, one-half of the Rosita Production, until the earlier to occur of the following events with respect to each facility: (a) the facility ceases to operate; or (b) the licences necessary to operate such facility are terminated by the Nuclear Regulatory Commission or the State of Texas, subject to Section 2.3.

Seller has simultaneously herewith furnished to Buyer an estimated production schedule. Seller will periodically, but not less frequently than on the last day of each calendar quarter, update the estimated production schedule in writing to Buyer. It is understood that the estimate is only an estimate and that Seller shall have no liability to Buyer if it fails to meet the estimated production schedule. Seller shall make reasonable efforts to achieve the production schedule as originally furnished by Seller.

Seller shall deliver on a monthly basis in a single shipment. Such delivery will occur during the first week of each month unless otherwise agreed to by Buyer.

Beginning on the date hereof, and continuing as of the first day of each month thereafter, Seller shall provide a rolling ninety-day estimated delivery schedule setting forth estimated dates of delivery and quantities to be delivered (“Estimated Delivery Schedule”). It is understood that the estimate is only an estimate and that Seller shall have no liability to Buyer if it fails to meet the estimated delivery schedule. In addition, if requested by Buyer, Seller shall meet with Buyer on a quarterly basis to review current production and delivery schedules. Such meeting will take place at a mutually agreed to location and time.

2.2                                 Within thirty (30) calendar days from the end of the Year, Seller shall provide a Production Certificate to Buyer, signed by a corporate officer, certifying the production quantities during that year for each of the Vasquez Production, Kingsville Production and Rosita Production.

2.3                                 If Seller’s operation of the Kingsville Dome processing facility, the Rosita processing facility, or the Vasquez mine should cease and thereafter operation of any such facility shall be restarted, Seller’s obligation to deliver Concentrates to Buyer hereunder with respect to such facility shall be reinstated as of such recommencement of operations.

Article III – Delivery

3.1                                 Seller shall deliver Concentrates to Buyer, and Buyer shall take delivery of Concentrates from Seller by Book Transfer at the Converter.

(a)                                            The delivery shall be deemed to have been made when Concentrates containing a specified quantity of U3O8 are transferred to Buyer’s account by Book Transfer.

(b)                       Seller shall notify Buyer thereof immediately upon transfer of Concentrates.

(c)                        Seller is responsible for all charges imposed by Converter for the Book Transfer to Buyer.

3.2                                 Title to, and all risks of loss in, and liability for, any personal loss or injury or any property damage caused by Concentrates delivered to Buyer shall pass to Buyer when the Concentrates are transferred to Buyer’s account by Book Transfer.

3.3                                 Subject to this Contract, Seller shall indemnify and hold harmless Buyer from and against all costs, expenses, claims, damages and injuries incurred or arising in respect of the ownership, storage, transportation, possession or use of Concentrates prior to Book Transfer to Buyer by Seller pursuant to this Contract. Buyer shall indemnify and hold harmless Seller from and against all costs, expenses, claims, damages and injuries arising in respect of the ownership, storage, transportation, possession or use of Concentrates subsequent to Book Transfer to Buyer by Seller pursuant to this Contract.

3.4                                 At its discretion, Buyer has the right to terminate a particular delivery  or deliveries, or any and all deliveries yet to be made in accordance herewith, unconditionally and without liability to Seller or Buyer for damages or losses, by providing an advance written notice not less than 180-days prior to the delivery or deliveries to be terminated. Upon receipt of such notice, Seller shall be free to sell such quantities to third parties.

Article IV – Specifications

4.1                                 The Concentrates delivered hereunder by Seller to Buyer shall conform to the Specifications of the Converter at the time of delivery.

Article V – Warranty and Limitation of Liability

5.1                                 Seller warrants that it will give to Buyer good and marketable title to all Concentrates delivered hereunder and that such Concentrates will be delivered free and clear of all liens, claims, charges and encumbrances of any kind and type whatsoever.

5.2                                 THE EXPRESS WARRANTITIES SET FORTH IN SECTION 5.1 ARE EXCLUSIVE, AND NO OTHER WARRANTIES OF ANY KIND, WHETHER STATUTORY, WRITTEN, ORAL OR IMPLIED (INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY) SHALL APPLY.

5.3                                 Under no circumstances whatsoever and howsoever arising shall either party be entitled to recover indirect or consequential damages of any nature including, but not by way of limitation, any consequential loss or damage incurred by the other party.

Article VI – Price of Concentrates

6.1                                 The purchase price (“Purchase Price”) for Concentrates delivered by Seller to Buyer hereunder shall be the following (all references to prices “per pound” shall mean per pound of U3O8 contained in such Concentrates):

(a)                                  Vasquez Production. For all deliveries from Vasquez Production, Buyer shall pay the Market Price less six and 50/100 dollars ($6.50) plus any applicable amounts called for by Section 6.1(c)(i).

(b)                                 Kingsville Production and Rosita Production. For all deliveries from Kingsville Production and Rosita Production, Buyer shall pay the Market Price less seven and 50/100 dollars ($7.50) plus any applicable amounts called for by Section 6.1(c)(ii).

(c)                                  Market Price. “Market Price” shall mean the simple average of 1) the average of U3O8 Spot Price Indicator published by TradeTech for the eight (8) weeks prior to the week of delivery and 2) the average of the Ux U3O8 Price published by the Ux Consulting Co. for the eight (8) weeks prior to the week of delivery; provided that the Market Price shall be not less than $37 (“Hard Floor”) per pound and shall be subject to the Hard Cap in clauses (i) and (ii) below.

(i)                                     Vasquez Production Ceiling Price: The Market Price for all deliveries to Buyer from Vasquez Production shall not be greater than and shall not escalate beyond (“Hard Cap”) $46.50 per pound. If, however, the Market Price applicable to a delivery is greater than fifty ($50) dollars per pound, the Buyer agrees, notwithstanding the above Hard Cap, to pay the Seller as additional purchase price for such delivery an amount equal to fifty (50%) percent of the amount by which the Market Price exceeds fifty ($50) dollars per pound.

Example:  If the Market Price is determined to be $51.00 per pound,  Buyer would pay an additional $0.50 ($1.00*.5) resulting in a price of $40.50 per pound [($46.50 - $6.50) +.50].

(ii)                                  Kingsville/Rosita Production Ceiling Price:  The Market Price for all deliveries to Buyer from Kingsville Production or Rosita Production shall be not greater than a Hard Cap of forty-three dollars ($43.00) per pound. Subject to (iii) below, the Buyer agrees to pay Seller as additional purchase price as follows: (a) If the Market Price applicable to a delivery is greater than forty-three dollars ($43.00) per pound but less than or equal to fifty dollars ($50) per pound, the additional purchase price shall be equal to thirty 30% of the amount by which the Market Price exceeds forty-three dollars ($43) per pound up to and including fifty dollars ($50) per pound; and (b) If  the Market Price applicable to a delivery is greater than fifty ($50) dollars per pound, the additional purchase price shall be equal to fifty (50%) percent of the amount by which the Market Price is greater than fifty ($50) dollars per pound. Example: If the Market Price is determined to be $51.00 per pound, Buyer would pay an additional $2.60 [($7*.30) + ($1.00*.5)], resulting in a price of $38.10 per pound [($43.00 – 7.50) + $2.60].

(iii)                               The Hard Floor and Hard Cap referenced above shall apply to the first 3.65 million pounds of Concentrates delivered after the Effective Date. Once this level is achieved from either or both production facilities, these terms shall expire and there shall no longer be a Hard Floor or Hard Cap on the Market Price.

(iv)                              The Buyer shall no longer be required to pay Seller the additional purchase price, between $43 and $50, as specified in Clause (ii)(a) of this Section 6.1(c), and such obligation to pay the additional purchase price contained in Clause (ii)(a) shall be deemed to have been terminated upon the occurrence of the Condition Subsequent specified in Section 7.2; provided, however, that payments of the additional purchase price prior to such occurrence shall not be affected or refunded, and the obligation contained in Section 6.1(c)(ii)(b) shall continue in full force and effect.

(v)                                 The Purchase Price is inclusive of:

(aa)                            Freight, insurance and other transportation charges to the point of delivery at the conversion plant;

(bb)                          All royalties, environmental control costs, taxes and other imposts until arrival at the conversion plant;

(cc)                            Weighing, sampling and assaying fees;

(dd)                          Book transfer fee charged to Seller by converter; and

(ee)                            Any surcharges assessed by the converter with reference to that converter’s specifications and book transfer fee.

Article VII - Contract Terms Upon Occurrence of a Condition Subsequent

7.1  Upon the occurrence of a Condition Subsequent specified in Section 7.3 and Buyer’s written notice to Seller invoking this Article VII, this Contract shall have no further force or effect and the Original Contracts shall be reinstated from Seller’s receipt of such notice and thereafter; it being agreed and understood that the terms of this Contract shall govern the pricing and other terms of uranium deliveries prior to the date of Seller’s receipt of such notice. All quantities of U3O8 delivered by Seller after the Effective Date and prior to Seller’s receipt of such notice shall count as having been delivered under the Original Contracts.

7.2                                 For the purposes of Section 6.1(c)(iv), a “Condition Subsequent”: will be deemed to have occurred if (a) the Joint Venture Agreement is executed; and (b) Buyer subsequently exercises a right specified in the Joint Venture Agreement not to make further investments in the Churchrock Joint Venture (“Negative Final Investment Decision or FID”). For the avoidance of doubt, if Buyer defaults as specified in section 4.4(a) of the Feasibility Study Funding Agreement (the “Funding Agreement”) executed among Buyer, Seller’s Parent Company and HRI on March      , 2006, and Buyer fails to cure that default in the manner specified in Section 4.5(c) of the Funding Agreement (a “Buyer Funding Default”), Buyer shall not be entitled to advise Seller of the occurrence of a Condition Subsequent, for the purposes of Section 6.1(c)(iv) of this Agreement.

7.3                                 For the purposes of Section 7.1, so long as a Buyer Funding Default has not occurred or a termination of the Funding Agreement by Buyer in accordance with Section 3.3 thereof has not occurred, a Condition Subsequent will be deemed to have occurred if: (a) HRI, Seller, and Seller’s Parent Company fail to make good faith effort to prepare and sign the Joint Venture Agreement; (b) Seller’s Parent Company or HRI have committed or are subject to events of default as specified in Section 4.4(b) of the Funding Agreement and have failed to cure that default in the manner specified in Section 4.5(c) of the Funding Agreement; or (c) upon completion of the Feasibility Study referenced in the Funding Agreement, HRI, or Seller’s Parent Company elect not to pursue the Churchrock Joint Venture.

Article VIII - Taxes

8.1                                 Seller shall be responsible for and bear any and all taxes, duties, and imposts of any kind which are imposed on or with reference to the Concentrates prior to and coincident with Book Transfer.

8.2                                 Buyer shall be responsible for and bear any and all taxes, duties and imposts of any kind which are imposed on or with reference to the Concentrates subsequent to Book Transfer.

Article IX – Invoicing and Payment

9.1                                 In respect of each quantity of Concentrates delivered pursuant to Article 2 and Article 3, Seller shall promptly after delivery forward to Buyer an invoice (in duplicate), together with the back-up data necessary to enable Buyer to verify the price indicators and/or published statistics used to calculate the Purchase Price, and Delivery Certificate.

9.2                                 Seller shall issue an invoice for 100% of the sum arrived at by multiplying the total quantities of U3O8 (expressed in Pounds) contained in such delivery by the applicable Purchase Price.

9.3                                 Buyer shall pay to Seller the invoice value by telegraphic transfer within thirty (30) days from the date when Buyer receives an invoice by fax together with the applicable Book Transfer Certificate, provided that the original invoice follows by mail.

9.4                                 Any other amounts which either party is obliged to reimburse to the other party pursuant to this Contract shall be paid by telegraphic transfer within thirty (30) days after the date of receipt of invoice by fax, provided that the original invoice follows by mail. Invoices not paid when due shall bear interest at the Agreed Rate.

9.5                                 If any invoice due date is not a Business Day, then such invoice shall become payable on the next Business Day.

Article X – Force Majeure

10.1                           (a)                                  For the purposes of this Contract, a “Force Majeure Event” means an act, event, circumstance, or cause beyond the reasonable control and without the wilful default or negligence of the party concerned including, without limiting the generality of the foregoing;

(i)                                     acts of God, perils of the sea, accidents of navigation, war, sabotage, riot, insurrection, civil commotion, national emergency (whether in fact or law), martial law, fire, flood, cyclone, earthquake, landslide, explosion, strike, lock out, boycott, epidemic, quarantine, radiation or radioactive contamination;

(ii)                                  restriction, restraint, prohibition, requisition, expropriation, direction or embargo by legislation, regulation, decree or other legally enforceable order of any government or governmental or other competent authority (including any court of competent jurisdiction); and

(iii)                               refusal, revocation or suspension of any permit, licence, authorization or certificate referred to in Article XIV.

(b)                                           Force Majeure means:

(i)                                     in the case of Seller – those Force Majeure acts, events or circumstances which affect the conduct of the Seller’s U.S. mines, the production of Concentrates thereat, or the delivery of U308 by Seller to Buyer.

(ii)                                  In the case of Buyer – those Force Majeure acts, events or circumstances which affect the taking delivery of Concentrates from Seller.

10.2                           If either party is prevented or delayed or anticipates that it will be prevented or delayed in the performance of any of its obligations under this Contract by Force Majeure, then subject to that party giving notice to the other party in accordance with Section 10.3 and requesting a suspension of its obligations, the performance of this Contract shall be suspended for any actual period of any prevention or delay and the party or parties shall be excused from the performance of the Contract as the case may be.

10.3                           A notice required by Section 10.2 shall be given as promptly as practicable and in any case within thirty (30) days after the party giving the notice first determines that any act, event or circumstance constitutes or may constitute Force Majeure and the notice shall specify the following details:

(a)                                            the matters constituting or likely to constitute Force Majeure, together with evidence thereof;

(b)                                           an estimate of the period within which the prevention or delay will continue;

(c)                                            the action taken or proposed to be taken to minimise or overcome the prevention or delay;

(d)                                           the extent to which delivery or acceptance of U308 will be affected.

10.4

(e)                                            During the period of any prevention or delay notified the party giving the notice shall promptly advise the other party of any change in the nature of the Force Majeure.

(f)                                              A party giving the notice under this Article may at any time withdraw or cancel the notice and in such case any right of suspension of performance shall be at an end from the date of cancellation of the notice.

(g)                                           The party giving the notice shall endeavour to minimise the prevention or delay resulting from the Force Majeure.

10.5                           If, because of Force Majeure, Seller’s ability to deliver Concentrates hereunder is partially affected but not stopped entirely, the parties shall discuss a fair basis upon which deliveries to Buyer will be reduced.

10.6                           If the disability resulting from Force Majeure lasts for more than 180 days from the date of notice in accordance with Section 10.3, the party receiving the notice, may at any time prior to advice of cessation of that disability (but not after the date of that advice) by notice in writing to the other, cancel the whole or any part of any quantity of Concentrates due to be delivered during the period of Force Majeure.

10.7                           If the disability resulting from Force Majeure lasts for more than 12 months from the date of notice in accordance with Section  10.3, either party, may at any time prior to advice of cessation of that disability (but not after the date of that advice) by notice in writing to the other, terminate this Contract.

Article XI – Non Compliance

11.1                           Except as provided in Article X, if either party defaults in the observance of performance of an obligation in a material way under this Contract and such default continues for a period of ninety (90) days after the other party has given written notice to the defaulting party specifying such default, then such other party shall have the right to terminate this Contract by notice in writing to the defaulting party.

11.2                           The measure of damages or compensation payable in the event of breach of this Contract shall not in any circumstances (including circumstances entitling termination of this Contract pursuant to this Article) extend to consequential or indirect damages.

11.3                           If either party shall be adjudged bankrupt or insolvent under similar proceedings (including without limitation proceedings for the appointment of a trustee or receiver but excluding any proceedings for the purpose of reconstruction only) then the other party shall have the right to terminate this Contract by notice to such first mentioned party.

11.4                           Subject to the limitations set forth in Section 11.2, a party terminating this Contract pursuant to this Article shall have the rights and remedies provided under applicable law.

Article XII – Term and Termination

12.1                           Termination of this Contract in accordance with Section 10.7 by a party entitled to effect such termination, shall;

(a)                        take effect from the date of receipt of the notice of termination by the other party;

(b)                       operate as a discharge of performance of the unexecuted portion of this Contract, except performance of any obligation outstanding at the date on which the notice of termination takes effect;

(c)                        not abrogate or prejudice any right (whether conferred by this Contract or existing by law or in equity) of either party in respect of any antecedent breach by the other of any obligations under this Contract.

Article XIII Governing Law And Arbitration

13.1                           Governing Law

This Agreement shall be governed by, construed, and enforced in accordance with, and its validity shall be determined under, the laws of the State of New York, the United States of America, without giving effect to any conflicts-of-law rules requiring the application of the substantive law of any other jurisdiction, and it shall be deemed to have been executed and performed in the State of New York. The Parties hereby exclude the application of the United Nations Convention on Contracts for the International Sale of Goods (CISG) to this Agreement. The Parties expressly state their intention that the laws of Japan shall not, under any circumstances, apply in any way to the interpretation of this Contract. In the event this Contract is translated and there exists any difference between the foreign language version and this English version, this English version shall prevail.

13.2                           Arbitration

(a)                                  Any dispute, controversy or claim arising out of or relating to this Agreement shall be finally resolved by arbitration in accordance with the rules of the American Arbitration

Association then obtaining. Unless otherwise agreed in writing by the Parties hereto, the arbitral panel shall consist of three (3) arbitrators, one to be appointed by each Party and the third to be appointed by the two arbitrators appointed by the Parties. In the event that a Party fails to appoint an arbitrator within fifteen (15) days after any such dispute, controversy or claim has been referred to arbitration hereunder, then, in such event, the other Party may request the American Arbitration Association to appoint an arbitrator for the Party failing to make such appointment. In the event that the third arbitrator has not been appointed within thirty (30) days after any such dispute, controversy or claim has been referred to arbitration hereunder, then, in such event, either Party may request the American Arbitration Association to appoint such third arbitrator. The arbitration proceedings, all documents submitted therein and the award of the arbitral panel shall be in the English language, and all members of the arbitral panel shall be fluent in English. The arbitration proceedings shall be held in New York, New York, the United States of America. The arbitral panel shall apply the rules of procedure applicable to civil actions in the courts of the state of New York; provided, however, that both Parties shall be entitled to representation by counsel, to appear and present written or oral evidence and argument and to cross-examine witnesses presented by the other Party. The arbitral award shall be in writing and the arbitral panel shall provide written reason for its award. The award of the arbitral panel shall be final and binding upon the Parties. The Parties waive any rights to appeal or to review such award by any court or tribunal, and such award shall be final and binding. Each Party agrees that any arbitral award or final judgment rendered against it in any action or proceeding relating in any way to this Agreement shall be conclusive and may be enforced, to the extent permitted by applicable law, in any court in the state of New York, by suit on the arbitral award or judgment, a certified copy of which arbitral award or judgment shall be conclusive evidence thereof, or by such other means provided by applicable law. The Parties further agree to undertake to carry out without delay the provisions of any arbitral award or order. A Party may disclose the contents of an award of the arbitral tribunal only to affiliates, Governmental Authorities or other persons as required by applicable law.

(b)                                 To the extent any Party has or may acquire any immunity (sovereign or otherwise) from jurisdiction of any arbitral tribunal or court in or in connection with any arbitration under this Agreement or any proceeding, action, lawsuit or process (whether through service or notice, attachment in aid of execution, execution or otherwise) pursuant to, in aid of, arising out of, in confirmation or registration of, or to enforce, an award of an arbitration proceeding under this Agreement, each Party, solely for the purpose of such arbitration proceeding, action, lawsuit or process, hereby irrevocably waives such immunity. The foregoing waiver and consent are intended to be effective to the fullest extent now or hereafter permitted by the applicable law of any jurisdiction where any suit, action or proceeding with respect to an arbitration under this Agreement may be commenced, including the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable and not subject to withdrawal for purposes of such act.

(c)                                  Pending the final decision of the arbitrator of a dispute hereunder, Buyer and Seller shall diligently proceed with the performance of any portion of the Agreement without prejudice to a final adjustment in accordance with the decision rendered by the arbitral tribunal with respect to such dispute.

Article XIV – Governmental Permits

14.1                           Deliveries of Concentrates hereunder are subject to the grant and continuance in force of all necessary permits, licenses, authorisations and certificates. Seller shall at its own cost be responsible for obtaining and maintaining all permits, certificates, licenses and authorisations necessary for performing its obligations based on the Contract.

14.2                           Buyer shall at its own cost be responsible for obtaining and maintaining all permits, certificates, licences and authorisations necessary for performing its obligations based on the Contract.

14.3                           Each party shall at its own expense afford the other party all reasonable assistance in applying for or obtaining any permit, licence, authorisation or certificate necessary for the purposes of this Contract.

Article XV – Safeguards-Use of Concentrates

15.1                           Buyer and Seller agree that the Concentrates supplied hereunder, will be used only for peaceful purposes and will be subject to the safeguard provisions of the agreements of the governments involved for the cooperation in the field of nuclear non-proliferation in effect as of the Effective Date, and as the same may be subsequently amended.

Article XVI – General and Notices

16.1                           The terms and conditions of this Contract and all information flowing to a party by reason of the operation hereof shall be kept and remain confidential and each party undertakes that neither it nor its employees, agents or representatives shall, without the prior written consent of the other party, disclose such terms, conditions or information to third persons unless disclosure relates to information already within the public domain or is;

(a)                                            required by law or by the Government regulation;

(b)                                           reasonably necessary for submission to an arbitrator pursuant to Article XIII  or for the purposes of any administrative or legal proceedings involving both parties;

(c)                                            required by any stock exchange on which the shares of such party may then be listed for quotation;

(d)                                           reasonably necessary for financing purposes; or

(e)                                            made to legal and financial advisers or certified public accountants of either party who are bound to treat any information disclosed to them as confidential.

16.2                           This Agreement shall not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided that either Party may, without such consent, assign this Agreement and its rights or obligations hereunder to its subsidiary, affiliate, trust, or financial institutions. In no event shall any such assignment be construed as a novation or discharge of the assigning party’s obligations hereunder. Except as so provided, any purported assignment hereof shall be invalid.

16.3                           No amendment or modification of this Contract shall be binding on the parties unless made in writing and signed or executed by or on behalf of both parties.

16.4                           In any event Seller’s Parent Company shall guarantee all the necessary performance of Seller described in this Contract.

16.5                           (a)                                  All notices, notifications, consents, advices, requests, demands, directions, instructions, reports and other communications (in this Section 16.5 called “Communications”) required, permitted or authorised to be made or given pursuant to this Contract shall be made or given in writing and either personally served or sent airmail letter (postage prepaid) or facsimile addressed as follows:

(i)                                      To Seller:

URI, Inc.

650 S. Edmonds Lane

Suite 108

Lewisville, TX 75067

Attention: Paul K. Willmott

Facsimile:  972-219-3311

(ii)                                                To Buyer:

ITOCHU Corporation

5 – 1, Kita-Aoyama 2-Chome

Minato-Ku, Tokyo 107 – 8077

Japan

Attn:  Nuclear Energy Department

Facsimile:                                            81-3-3497-6655

with copy to:                          ITOCHU International Inc.

1133 21st Street NW

Suite 200

Washington, DC 20036

Attn: Nuclear Fuel Group

Facsimile:                                            202-835-9764

(b)                                           Either party may from time to time by notice in writing to the other change its address for receipt of Communications.

(c)                                            For the purposes of this Contract, Communications shall unless otherwise agreed:

(i)                         Be in the English language;

(ii)                      Be deemed to be given only when actually received by the party to which they are addressed;

(iii)                   Be promptly acknowledged by the party to which they are addressed; and

(iv)                  Be signed by an authorized person of that party.

IN WITNESS WHEREOF the parties hereto have caused these presents to be executed as attested to by their duly authorised signing officers in that behalf as at the day and year on which the last party signed below, to be effective as of the Effective Date.

ITOCHU CORPORATION

By:
Name : Haruo Maeda
Title: Group General Manager,
Nuclear Energy Group

Date :

URI, INC.

By:
Name : Paul Willmott
Title : President
Date:

Uranium Resources, Inc.

By:
Name: Paul Willmott
Title: President

Date: